Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER ENDED MARCH 31, 2018 AND REVISES FISCAL 2018 GUIDANCE

NEW YORK, NY, May 14, 2018 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its second quarter ended March 31, 2018.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (including the customer management outsourcing business recently acquired from Vertex Business Services LLC, “Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (including the recently acquired printing components business, “Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with four retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented, Faneuil’s customer management outsourcing business (“CMO Business”) since May 26, 2017, and Phoenix’s recent acquisition of certain assets and liabilities (“Printing Components Business”) from Moore-Langen Printing Company, a division of LSC Communications, Inc., since October 2, 2017.

Investment Highlights – Three and Six Months Ended March 31, 2018

Consolidated Results for ALJ

•

ALJ recognized consolidated revenue of $95.1 million for the three months ended March 31, 2018, an increase of $15.8 million, or 19.9%, compared to $79.3 million for the three months ended March 31, 2017 due to the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $12.1 million of the total revenue increase, and increases in business activity in the Faneuil and Carpets segments.  Excluding the impact of acquisitions, total revenue increased $3.7 million, or 4.7%.  ALJ recognized consolidated revenue of $95.0 million for the three months ended December 31, 2017.

•

ALJ recognized a net loss of $0.3 million and a loss per share of $0.01 (diluted) for the three months ended March 31, 2018, compared to net income of $0.4 million and earnings per share (EPS) of $0.01 (diluted) for the three months ended March 31, 2017.  Increased revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, higher start-up costs of certain contracts, and higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions.  ALJ recognized net loss of $5.3 million and loss per share of $0.14 (diluted) for the three months ended December 31, 2017, which included an increased provision for income taxes to reflect a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017.  Excluding such deferred income tax expense, ALJ recognized net loss of $1.2 million and loss per share of $0.03 (diluted) for the three months ended December 31, 2017.

•

ALJ recognized adjusted EBITDA of $7.6 million for the three months ended March 31, 2018, a decrease of $0.1 million, or 0.9%, compared to $7.7 million for the three months ended March 31, 2017. Adjusted EBITDA was flat due to higher labor, material, and customer service costs at Carpets, and transition expenses associated with the CMO Business acquisition, which offset increased net revenue from acquisitions. ALJ recognized adjusted EBITDA of $6.6 million for the three months ended December 31, 2017.

•

ALJ recognized consolidated revenue of $190.1 million for the six months ended March 31, 2018, an increase of $33.1 million, or 21.1%, compared to $156.9 million for the six months ended March 31, 2017 due to the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $25.1 million of the total revenue increase, and increases in business activity in the Faneuil and Carpets segments.  Excluding the impact of acquisitions, total revenue increased $8.1 million, or 5.1%.

•

ALJ recognized a net loss of $5.7 million and loss per share of $0.15 (diluted) for the six months ended March 31, 2018, compared to net income of $0.9 million and earnings per share (EPS) of $0.03 (diluted) for the six months ended March 31, 2017.  Increased revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, higher start-up costs of certain contracts, higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions, and increased provision for income taxes to reflect a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017.  Excluding such deferred income tax expense, ALJ recognized net loss of $1.6 million and loss per share of $0.04 (diluted) for the six months ended March 31, 2018.

•

ALJ recognized adjusted EBITDA of $14.2 million for the six months ended March 31, 2018, a decrease of $0.7 million, or 4.8%, compared to $14.9 million for the six months ended March 31, 2017.  The decrease was due to higher labor, material, and customer service costs at Carpets, lower volumes for books and packaging at Phoenix, and transition expenses associated with the CMO Business acquisition, which offset increased net revenue from acquisitions.

•	ALJ estimates consolidated revenue for the three months ending June 30, 2018 to be in the range of $80.2 million to $88.8 million, compared to $83.5 million for the three months ended June 30, 2017.

Jess Ravich, Executive Chairman of ALJ, said, “We continue to invest and support each of our businesses, with a focus on growing revenues and EBITDA while lowering our overall cost structure in order to increase shareholder value.”

Amounts in $000's, except per share amounts	Three Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$95,105	$79,296	$15,809	19.9%
Costs and expenses:
Cost of revenue	74,239	61,007	13,232	21.7%
Selling, general, and administrative expense	18,822	14,914	3,908	26.2%
(Gain) loss on disposal of assets, net	(25)	4	(29)	NM
Total operating expenses	93,036	75,925	17,111	22.5%
Operating income	2,069	3,371	(1,302)	(38.6%)
Other expense:
Interest expense, net	(2,793)	(2,284)	(509)	(22.3%)
Total other expense	(2,793)	(2,284)	(509)	(22.3%)
(Loss) income before income taxes	(724)	1,087	(1,811)	NM
Benefit (provision) for income taxes	384	(695)	1,079	NM
Net (loss) income	$(340)	$392	$(732)	NM
Basic (loss) earnings per share of common stock	$(0.01)	$0.01	$(0.02)
Diluted (loss) earnings per share of common stock	$(0.01)	$0.01	$(0.02)
Weighted average shares of common stock outstanding:
Basic	37,911	34,575	3,336
Diluted	37,911	35,644	2,267

NM - Not Meaningful

Amounts in $000's, except per share amounts	Six Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$190,059	$156,913	$33,146	21.1%
Costs and expenses:
Cost of revenue	149,149	121,188	27,961	23.1%
Selling, general, and administrative expense	38,360	29,297	9,063	30.9%
(Gain) loss on disposal of assets, net	(232)	12	(244)	NM
Total operating expenses	187,277	150,497	36,780	24.4%
Operating income	2,782	6,416	(3,634)	(56.6%)
Other expense:
Interest expense, net	(5,453)	(4,718)	(735)	(15.6%)
Total other expense	(5,453)	(4,718)	(735)	(15.6%)
(Loss) income before income taxes	(2,671)	1,698	(4,369)	NM
Benefit (provision) for income taxes	(2,987)	(755)	(2,232)	NM
Net (loss) income	$(5,658)	$943	$(6,601)	NM
Basic (loss) earnings per share of common stock	$(0.15)	$0.03	$(0.18)
Diluted (loss) earnings per share of common stock	$(0.15)	$0.03	$(0.18)
Weighted average shares of common stock outstanding:
Basic	37,742	34,575	3,167
Diluted	37,742	35,671	2,071

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “During this quarter, Faneuil invested in additional resources to support our new commercial retail segment. Operations normalized following the completion of the CMO transition and results have been positive from initial digital innovations.  We also added a key commercial healthcare client further securing our commitment to this sector.”

Faneuil recognized revenue of $48.0 million for the three months ended March 31, 2018 compared to $36.7 million for the three months ended March 31, 2017.  Revenue increased $11.2 million, or 30.6%.  Excluding the impact of the CMO Business acquisition, revenue increased $2.8 million, or 7.6%, due to increased revenue from new customer awards and our existing customer base.  Faneuil recognized revenue of $51.5 million for the three months ended December 31, 2017.

Faneuil recognized segment adjusted EBITDA of $2.9 million for both the three months ended March 31, 2018 and 2017.  Higher expenses for training and call handling for the new CMO Business offset the increased net revenue recognized.  Excluding the impact of the CMO Business, segment adjusted EBITDA decreased by $0.1 million, or 4.3%.  Faneuil recognized segment adjusted EBITDA of $3.7 million for the three months ended December 31, 2017.

Faneuil recognized revenue of $99.4 million for the six months ended March 31, 2018 compared to $74.8 million for the six months ended March 31, 2017.  Revenue increased $24.7 million, or 33.0%.  Excluding the impact of the CMO Business acquisition, revenue increased $7.7 million, or 10.3%, due to increased revenue from new customer awards and our existing customer base.

Faneuil recognized segment adjusted EBITDA of $6.6 million for the six months ended March 31, 2018 compared to $6.7 million for the six months ended March 31, 2017.  Higher expenses for training and call handling for the new CMO Business offset the increased net revenue recognized.  Excluding the impact of the CMO Business, segment adjusted EBITDA decreased by $0.1 million, or 1.0%.

Faneuil estimates its revenue for the three months ending June 30, 2018 to be in the range of $38.5 million to $42.7 million, compared to $39.5 million for the three months ended June 30, 2017.

Faneuil’s contract backlog expected to be realized within the next twelve months as of March 31, 2018 was $98.4 million compared to $92.3 million as of March 31, 2017 and $97.8 million as of December 31, 2017.  Faneuil’s total contract backlog as of March 31, 2018 was $254.4 million as compared to $241.2 million as of March 31, 2017 and $274.6 million as of December 31, 2017.

Results for Carpets

Steve Chesin, CEO of Carpets, stated, “We continue to focus on implementing cost reduction initiatives and driving efficiencies throughout the operations, particularly in our granite facility.  The Las Vegas housing market continues to be supportive for our business model.”

Carpets recognized revenue of $18.7 million for the three months ended March 31, 2018 compared to $17.9 million for the three months ended March 31, 2017.  Revenue increased $0.8 million, or 4.4%, which was primarily attributable to higher volumes from commercial sales.  Carpets recognized revenue of $16.7 million for the three months ended December 31, 2017.

Carpets recognized negative segment adjusted EBITDA of $0.2 million for the three months ended March 31, 2018 compared to segment adjusted EBITDA of $0.3 million for the three months ended March 31, 2017. Segment adjusted EBITDA decreased by $0.5 million due to higher material, labor, and customer service costs, which exceeded revenue growth.  Carpets recognized negative segment adjusted EBITDA of $0.7 million for the three months ended December 31, 2017.

Carpets recognized revenue of $35.3 million for the six months ended March 31, 2018 compared to $33.4 million for the six months ended March 31, 2017.  Revenue increased $1.9 million, or 5.7%, which was primarily attributable to higher volumes from builder and commercial sales.

Carpets recognized negative segment adjusted EBITDA of $1.0 million for the six months ended March 31, 2018 compared to segment adjusted EBITDA of $0.2 million for the six months ended March 31, 2017. Segment adjusted EBITDA decreased by $1.2 million due to higher material, labor, and customer service costs, which exceeded Carpets revenue growth.

Carpets estimates its revenue for the three months ending June 30, 2018 to be in the range of $15.0 million to $18.0 million, compared to $18.5 million for the three months ended June 30, 2017.

Carpets’ contract backlog expected to be realized within the next twelve months as of March 31, 2018 was $8.4 million compared to $29.8 million as of March 31, 2017 and $17.9 million as of December 31, 2017.  Carpets’ total contract backlog as of March 31, 2018 was $42.1 million compared to $71.5 million as of March 31, 2017 and $52.3 million as of December 31, 2017.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The increase in second quarter revenues for Phoenix was due to sales from the Printing Components Business acquisition, completed on October 2, 2017, and higher component and book sales, offset in part by expected lower sales in packaging. Segment adjusted EBITDA of $5.5 million was $0.6 million higher than prior year due to sales from the Printing Components Business acquisition, and higher component and book sales, offset in part by the lower packaging sales, and startup costs related to the transition of packaging and commercial print manufacturing.  The transition is scheduled for completion during the third quarter.”

Phoenix recognized revenue of $28.5 million for the three months ended March 31, 2018 compared to $24.7 million for the three months ended March 31, 2017. Revenue increased $3.8 million, or 15.4%.  Excluding the impact of the Printing Components Business acquisition, revenue increased $0.1 million, or 0.6%, due to higher component and books sales offset by planned lower revenues in packaging.  Phoenix recognized revenue of $26.8 million for the three months ended December 31, 2017.

Phoenix recognized segment adjusted EBITDA of $5.5 million for the three months ended March 31, 2018 compared to $4.9 million for the three months ended March 31, 2017. Segment adjusted EBITDA increased by $0.6 million, or 12.3% mainly due to the Printing Component Business acquisition somewhat offset by reduced net revenues in packaging.  Phoenix recognized segment adjusted EBITDA of $4.2 million for the three months ended December 31, 2017.

Phoenix recognized revenue of $55.3 million for the six months ended March 31, 2018 compared to $48.7 million for the six months ended March 31, 2017. Revenue increased $6.6 million, or 13.6%.  Excluding the impact of the Printing Components Business acquisition, revenue decreased $1.5 million, or 3.1%, due to lower volumes for books and packaging.

Phoenix recognized segment adjusted EBITDA of $9.6 million for the six months ended March 31, 2018 compared to $9.2 million for the six months ended March 31, 2017. Segment adjusted EBITDA increased by $0.4 million, or 4.4% mainly due to the Printing Component Business acquisition somewhat offset by reduced revenues in books and packaging.

Phoenix estimates its revenue for the three months ending June 30, 2018 to be in the range of $26.7 million to $28.1 million as compared to $25.5 million for the three months ended June 30, 2017.

Phoenix’s contract backlog expected to be realized within the next twelve months as of March 31, 2018 was $70.2 million compared to $59.7 million as of March 31, 2017 and $71.6 million as of December 31, 2017.  Phoenix’s total contract backlog as of March 31, 2018 was $175.7 million as compared to $151.6 million as of March 31, 2017 and $188.1 million as of December 31, 2017.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring expense, acquisition-related expense, (gain) loss on sales of assets, and other non-recurring items.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA:

Amounts in $000's	Three Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net (loss) income	$(340)	$392	$(732)	(186.7%)
Interest expense	2,793	2,284	509	22.3%
Benefit (provision) for income taxes	(384)	695	(1,079)	(155.3%)
Depreciation and amortization	4,850	4,053	797	19.7%
Stock-based compensation	270	174	96	55.2%
Restructuring expenses	430	61	369	604.9%
Gain on sales of assets	(25)	4	(29)	NM
Consolidated adjusted EBITDA	$7,594	$7,663	(69)	(0.9%)

NM - Not Meaningful

Amounts in $000's	Six Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net (loss) income	$(5,658)	$943	$(6,601)	(700.0%)
Interest expense	5,453	4,718	735	15.6%
Benefit (provision) for income taxes	2,987	755	2,232	NM
Depreciation and amortization	9,683	8,014	1,669	20.8%
Stock-based compensation	563	357	206	57.7%
Restructuring expenses	1,263	93	1,170	NM
Acquisition-related expenses	123	—	123	–
Gain on sales of assets	(232)	12	(244)	NM
Consolidated adjusted EBITDA	$14,182	$14,892	(710)	(4.8%)

NM - Not Meaningful

Supplemental Consolidated Financial Information - Segment Revenue, Segment Adjusted EBITDA, and Debt

Amounts in $000's	Three Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue
Faneuil	$47,953	$36,722	$11,231	30.6%
Carpets	18,691	17,905	786	4.4%
Phoenix	28,461	24,669	3,792	15.4%
Total net revenue	$95,105	$79,296	$15,809	19.9%

Amounts in $000's	Three Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$2,915	$2,929	$(14)	(0.5%)
Carpets	(240)	261	(501)	(192.0%)
Phoenix	5,459	4,863	596	12.3%
Corporate	(540)	(390)	(150)	(38.5%)
Total segment adjusted EBITDA	$7,594	$7,663	$(69)	(0.9%)

Amounts in $000's	Six Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue
Faneuil	$99,427	$74,773	$24,654	33.0%
Carpets	35,341	33,449	1,892	5.7%
Phoenix	55,291	48,691	6,600	13.6%
Total net revenue	$190,059	$156,913	$33,146	21.1%

Amounts in $000's	Six Months Ended March 31,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$6,625	$6,690	$(65)	(1.0%)
Carpets	(966)	215	(1,181)	(549.3%)
Phoenix	9,619	9,211	408	4.4%
Corporate	(1,096)	(1,224)	128	10.5%
Total segment adjusted EBITDA	$14,182	$14,892	$(710)	(4.8%)

As of March 31, 2018 and September 30, 2017, consolidated debt and consolidated net debt was comprised of the following (exclusive of deferred financing costs):

Amounts in $000's	March 31,	September 30,
	2018	2017
	(unaudited)
Term loan payable	$89,795	$91,018
Line of credit	4,500	5,500
Capital leases	8,635	7,250
Total debt	102,930	103,768

Cash	2,947	5,630
Net debt	$99,983	$98,138

As of March 31, 2018, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	March 31, 2018
	(actual)	(required)
Leverage ratio	3.18	< 3.50
Fixed charges ratio	1.29	> 1.25

Revised Guidance – Full Fiscal Year 2018

ALJ is revising guidance for its full fiscal year ending September 30, 2018 (“Fiscal 2018”) due to the underperformance of (i) Faneuil’s CMO Business, and (ii) Carpets.

After experiencing transition challenges, which caused an extended integration period and increased costs, Faneuil continues to invest in its strategic CMO Business acquisition, which aligns with ALJ’s long-term strategy.

Carpets had previously forecasted improved results for Fiscal 2018.  Margins were impacted by higher than expected labor, material and customer service costs in the first half of Fiscal 2018.  Carpets has implemented a cost reduction plan, which include headcount savings totaling more than $2.0 million on an annualized run rate.

ALJ’s original and revised guidance is as follows:

Fiscal 2018 Guidance
	Revised	Original

Consolidated adjusted EBITDA	$31.0 - $34.0 million	$36.0 - $39.0 million

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, (ii) Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with 4 retail locations, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s second quarter ended March 31, 2018 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, the impact of the CMO Business on Faneuil’s operations, cost-cutting measures implemented by Carpets, the integration of Color Optics and Moore Langen by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.